Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Don Tomoff Vice President, Finance and Treasurer Jo-Ann Stores, Inc. 330/463-6815 http://www.joann.com

JO-ANN STORES ANNOUNCES DECEMBER SALES RESULTS

HUDSON, OH – January 5, 2006 – Jo-Ann Stores, Inc. (NYSE:JAS) reported today that December net sales increased 4.6% to $273.5 million from $261.5 million in the same period last year. December same-store sales decreased 0.5% compared to a same-store sales increase of 4.2% last year.

Year-to-date net sales increased 3.9% to $1.742 billion from $1.677 billion in the prior year. Year-to-date same-store sales decreased 0.6%, versus a same-store sales increase of 2.9% for last year.

Performance Improvement Update

The Company is in the process of implementing its previously disclosed strategic transformation. At this time the primary focus is on inventory reduction and maximizing inventory sell-through. In addition, in anticipation of a challenging year in fiscal 2007, the Company is undertaking several initiatives, which should impact the business over time:

•	Reduction in new store openings. The Company expects to reduce the number of new store openings from 44 stores in fiscal 2006 to 25-30 stores in fiscal 2007, and defer other discretionary capital spending;

•	Adjustment of store merchandise assortments. The Company expects to reduce space and inventory investment in under-performing categories such as finished seasonal and home-décor, while emphasizing product categories, such as craft components.

•	Gross margin rate restoration. The Company expects to reduce advertising spending, be more discrete with coupons, and take steps to reduce clearance through tighter purchasing disciplines.

•	Selling, general and administrative expense reduction. The Company is aggressively reviewing all areas of the business for opportunities to reduce expenses. Completion of the new distribution center in Opelika, Alabama in fiscal 2007 should enable improved efficiencies in the distribution and logistics network over time.

The Company also is moving ahead with the rebuilding and strengthening of its management team. As previously announced, it is separating the roles of Chairman, President and Chief Executive Officer. Alan Rosskamm will retain the position of Executive Chairman. The Board has established a search committee, retained an executive search firm and commenced a search for the new President and CEO. The Company is seeking an entrepreneurial leader from outside the Company who can bring merchandising and operational best practices to Jo-Ann. While the Company hopes to complete the CEO search as expeditiously as possible, it is committed to taking the necessary time to get the right person and the right management team in place.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 688 Jo-Ann Fabrics and Crafts traditional stores and 154 Jo-Ann superstores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, the availability of merchandise, changes in the competitive pricing for products, longer-term unseasonable weather or wide spread severe weather, the impact of our and our competitors store openings and closings, the successful and timely completion and integration of the Company’s new distribution center, our ability to recruit and retain management personnel, our ability to sell through our inventory at acceptable prices, fuel and energy costs, changes in tariff and freight rates, consumer debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.